UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) Not applicable.

(c) As previously disclosed by InfuSystem Holdings, Inc. (the “Company”) in its Current Report on Form 8-K (the “8-K”) filed April 24, 2012, the Board of Directors of the Company (the “Board”) appointed Dilip Singh to the position of Interim Chief Executive Officer and President of the Company, effective April 24, 2012. In connection therewith, the Company entered into an Employment Agreement with Mr. Singh as filed as Exhibit 10.4 to the 8-K (the “Singh Employment Agreement”), which provided for an initial employment term of six months

On October 4, 2012, upon the recommendation of the Compensation Committee and approval by the Board, the Company and Mr. Singh entered into, effective October 24, 2012 (the “Effective Date”), an amended and restated employment agreement (the “First Amendment”) with the Company which amends the Singh Employment Agreement in the following ways (all capitalized terms used but not defined herein shall have the meaning set forth in the First Amendment): (i) the Term of the First Amendment is extended on a month to month basis up to a period of four (4) months with a salary equal to $300,000 per annum from the Effective Date; (ii) Mr. Singh is eligible for a performance bonus up to approximately $167,000, at the discretion of the Board of Directors; and (iii) in the case of certain events, the Company shall pay to Mr. Singh a lump sum of $375,000.

Other than as described above, the material terms of the Consulting Agreement with Mr. Singh as previously disclosed by the Company have not been revised. The foregoing description of the First Amendment is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement with Dilip Singh, dated October 4, 2012

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Jonathan P. Foster
Jonathan P. Foster
Chief Financial Officer

Dated: October 10, 2012

Index to Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement with Dilip Singh, dated October 4, 2012.